Master Refining Agreement
MASTER REFINING AGREEMENT-
LIHIR GROUP

THIS AGREEMENT is made on the      day of      2008.
BETWEEN
LIHIR GOLD LIMITED (ARBN 069 803 998) of Level 7, Pacific Place, Cnr Champion Parade and Musgrave Streets, Port Moresby, Papua New Guinea (“the Company”).
AND
AGR MATTHEY a partnership between the Western Australian Mint ABN 44 590 221 751, Australian Gold Alliance Pty Ltd ACN 095 743 703 and Johnson Matthey (Aust.) Ltd ACN 004 146 838 of Horrie Miller Drive, Newburn, Western Australia (“the Refiner”).
RECITALS
A.	The Lihir Gold Group carries on various mining operations within Australia and Papua New Guinea and contemplates establishing further operations in the future (“Operations”).

B.	The Lihir Gold Group wishes to engage the Refiner to perform the Services in relation to certain of these Operations from time to time.

C.	The Refiner has represented to the Company that it has and shall continue to have all necessary skills, knowledge, experience and resources to perform the Services.

D.	The Refiner agrees to provide Services to each Operation on the basis of general conditions and the variable terms specific for each Operation.
IT IS HEREBY AGREED as follows:
1.	DEFINITIONS

Except as provided below, words and expressions shall, unless the context otherwise requires, have the same meanings as are assigned to them in the General Conditions.

“General Conditions” means those conditions set out in Appendix A to this Agreement.

“Lihir Gold Group” means the Company and any Related Bodies Corporate of the Company.

“Operation” means a particular mine belonging to a member of the Lihir Gold Group.

“Operation Schedule” means a schedule setting out the relevant variables of the Services to be provided to a particular Operation, a template of which is set out in Appendix B.

“Related Bodies Corporate” has the meaning given to it in sections 9 and 50 of the Corporations Act 2001 (Cth).

2.	PROVISION OF SERVICES

2.1	The Refiner will provide Services to members of the Lihir Gold Group in respect of each Operation in accordance with the General Conditions and the Operations Schedule (including any Special Conditions contained in the Operation Schedule).

3.	ESTABLISHING NEW REFINING AGREEMENTS

3.1	For each Operation a new agreement will come into existence between the Refiner and the relevant member of the Lihir Gold Group comprising the following documents:
(a)	the Operation Schedule (including any Special Conditions); and

(b)	the General Conditions
(together a “Refining Agreement”). The relevant Refining Agreement will come into existence upon the Refiner and the Company agreeing upon the Operations Schedule (including any Special Conditions).

In the event of any inconsistency between the above documents, they shall be interpreted in the order of precedence shown (with (a) being the highest).

3.2	The Company and the Refiner agree to proceed with the negotiation of each Refining Agreement in good faith and in a timely manner. Upon the Refiner and the Company agreeing upon the Operations Schedule (including any Special Conditions), they will execute the relevant Refining Agreement (provided that where the owner of the Operation is not the Company, the Company will cause the relevant Lihir Gold Group company to execute the Refining Agreement).

4.	TERM

4.1	This Agreement commences on 29 February 2008 and continues until there are no Refining Agreements continuing to operate.

5.	NO CROSS DEFAULT

5.1	The early termination (through default or otherwise) of any Refining Agreement will not affect any other Refining Agreement or this Agreement except where the Lihir Gold Group member has contracted for multiple Operations.
EXECUTED AS AN AGREEMENT

Executed by LIHIR GOLD LIMITED (ARBN 069 803 998) by its duly authorised representative in the presence of a witness	) ) )

/s/ Noel Foley		/s/ Phil Baker

Signature of Witness		Signature of Authorised Representative

Noel Foley		Phil Baker

Name Printed		Name Printed

24/6/08		CFO

Date		Position of Authorised Representative

Executed by AGR MATTHEY by its duly authorised representative in the presence of a witness	) ) )

/s/ D. Noodford		/s/ John R Shephard

Signature of Witness		Signature of Authorised Representative

D. Noodford		John R Shephard

Name Printed		Name Printed

18/07/08		CEO

Date		Position of Authorised Representative

Appendix A — General Conditions
1.	Definitions and interpretation

1.1	Definitions
The meanings of the terms used in this document are set out below.

Term	Meaning

Account	has the meaning given in clause 15(a).

Adjustment Amount	has the meaning given in clause 14.4(b).

Assay Fee	the assay fee specified in item 13 of the Operation Schedule.

Billing Period	has the meaning given in clause 15(a).

Business Day	a day on which the banks are open for Business in Perth, Western Australia excluding a Saturday, Sunday or public holiday in that city.

Change In Law	any change in laws, regulations, other legal requirements or relevant codes of practice in Australia.

Commencement Date	the commencement date specified in item 4 of the Operation Schedule.

Company	means the company specified at item 2 of the Operation Schedule for the purposes of a Refining Agreement.

Company’s Representative	the person notified by the Company to the Refiner as the Company’s representative from time to time.

Company Sample	has the meaning given in clause 8.2(a)(ii).

Cure Period	has the meaning given in clause 21.4.

Default Remedy Notice	has the meaning given in clause 21.3(a)(ii).

Defaulting Party	has the meaning given in clause 21.3(a)(i).

Delivery Location	the delivery location specified in item 6 of the Operation Schedule.

Delivery Notice	has the meaning given in clause 5.3.

Doré	gold and silver bullion produced by the Company’s Operations.

Due Date	has the meaning given in clause 15(c).

Term	Meaning

Final Assay Results	for each Melt conducted in respect of a delivery of Doré, the final assay results determined in accordance with clause 10.

Final Outturn	has the meaning given in clause 14.4(a).

Final Weight	for each Melt conducted in respect of a delivery of Doré, the weight of that Melt plus the weight of the Refiner Samples and the Umpire Sample for that Melt.

Financial Default	any payment or part payment owed by one party to the other that remains unpaid from the due date for payment.

Fine Gold	gold of 100% purity.

Fine Silver	silver of 100% purity.

Fine Metal	Fine Gold or Fine Silver.

Force Majeure Event	any event beyond the reasonable control of the parties, including but not limited to:

1. any act of God;

2. fire, explosion, flood, fog or bad weather, storm, lightning, epidemic;

3. war, revolution, outbreak of hostilities, riot, civil disturbance, acts of terrorism or any other unlawful act against public order or authority;

4. theft, malicious damage, strikes, lock-outs, or Industrial action of any kind;

5. governmental regulation, requirement or seizure under legal process;

6. a restraint by a Government Agency;

7. the act of any government or authority;

8. power failure, failure of telecommunications lines, failure or breakdown of plant machinery or vehicles;

9. default of suppliers or sub-contractors;

10. inability to securely transport Dore; and

11. any other event which a reasonable person could not foresee or reasonably make provision for or insure against.

Gold Price	the base gold price specified in item 9 of the Operation Schedule.

Government Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Initial Outturn	has the meaning given in clause 14.1(a).

Insolvency Event	in relation to a party:

1. a judgment in an amount exceeding $50,000 is obtained against that party which is not satisfied within 5 Business Days;

Term	Meaning

2.    any distress, attachment, execution of other process of a Government Agency in an amount exceeding $50,000 is issued against, levied or enforced upon any of that party’s assets and is not set aside or satisfied within 5 Business Days;

3. a receiver, receiver and manager, official manager, trustee, administrator or similar official is appointed, or steps taken for such appointment, over any of that party’s assets or undertaking;

4. suspending payment of debts generally;

5. being unable to pay debts when they are due or being unable to pay debts within the meaning of the Corporations Act 2001 (Cth);

6. entering into or resolving to enter into any arrangement, composition or compromise with, or assignment for the benefit of, creditors or any class of them;

7. ceasing or threatening to cease to carry on business;

8. steps being taken by anyone entitled to do so to appoint an administrator to that party;

9.    an application or order being made to place that party under official management or a resolution is passed or any steps are taken to pass a resolution to place that party under official management; or

10.  an application or order is made for the winding up or dissolution of that party or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of that party otherwise than for the purpose of an amalgamation or reconstruction while solvent.

Interest Rate	the interest rate specified in item 14 of the Operation Schedule.

London Good Delivery Standard	gold refined to a minimum standard of 99.5% purity.

Lost Doré	has the meaning given in clause 17.4(a).

Master Refining Agreement	means the agreement with that name between the Refiner and Lihir Gold Limited ABN 78 069 803 998 to which these General Conditions are an appendix.

Melt	the melting of all or part of a delivery of Doré in accordance with clause 7.

Metal Account	an unallocated metal account loco Perth in the Company’s name maintained by the Refiner in Perth, Western Australia.

Mine Certificate	a certificate prepared by a qualified person employed by the Company which sets out for each Doré bar:

1. identification number;

2. weight; and

2. a genuine estimate of the Fine Metal content.

Non-Defaulting Party	has the meaning given in clause 21.3(a)(ii).

Non-Financial Default	any material breach or contravention of the terms of a Refining Agreement by a party that is not a Financial Default.

Term	Meaning

Notice	has the meaning given in clause 27.1.

Operations	the Company’s gold operations specified in item 3 of the Operation Schedule.

Operation Schedule	means a schedule in the form of Appendix B to the Master Refining Agreement that has been completed with details for the relevant Operation.

Outturn	for each Melt conducted in respect of a delivery of Doré accepted by the Refiner, the crediting of Fine Metal to the Metal Account.

Outturn Statement	has the meaning given in clause 14.1(b).

Outturned Fine Gold	for each Melt conducted in respect of a delivery of Doré, the amount of Fine Gold credited to the Metal Account in accordance with clause 14.1(a).

Outturned Fine Silver	for each Melt conducted in respect of a delivery of Doré, the amount of Fine Silver credited to the Metal Account in accordance with clause 14.1(a).

Refining Agreement	means the agreement between the parties for the provision of Services, that arises pursuant to the operation of clause 3.1 of the Master Refining Agreement and comprising the General Conditions and Operation Schedule (including any Special Conditions).

Refining Charges	the refining charges specified in item 12 of the Operation Schedule.

Refiner Samples	has the meaning given in clause 8.2(a)(i).

Refiner’s Assay Results	for each Melt conducted in respect of a delivery of Doré, the assay results determined by the Refiner using the Refiner Samples for that Melt in accordance with clause 10.1.

Refining Location	the Refiner’s refinery located at Horrie Miller Drive, Newburn, Western Australia.

Related Body Corporate	has the meaning given to it in sections 9 and 50 of the Corporations Act 2001 (Cth).

Samples	has the meaning given in clause 8.1.

Seal Numbers	has the meaning given in clause 4(b).

Services	the services to be performed by the Refiner under a Refining Agreement, being principally, the Refiner refining Doré to London Good Delivery Standard and returning Fine Metal to the Company in accordance with clause 13.

Silver Price	the base silver price specified in item 11 of the Operation Schedule.

Special Conditions	means those conditions detailed such in item 16 of the Operation Schedule.

Term	Meaning

Specifications	the specifications for a Doré bar set out in item 8 of the Operation Schedule.

Splitting Limits	for gold, 0.05%; and for silver, 0.3%.

Swap Fee	the swap fee specified in item 10 of the Operation Schedule.

Term	has the meaning given in clause 2(a).

Termination Notice	has the meaning given in clause 21.3(a).

Transport Provider	has the meaning given in clause 16.1.

Umpire	the umpire specified in item 7 of the Operation Schedule.

Umpire Sample	has the meaning given in clause 8.2(a)(iii).
1.2	Interpretation

In these General Conditions:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of these General Conditions.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in these General Conditions have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and party, schedule, attachment or exhibit to, these General Conditions and a reference to these General Conditions includes any schedule, attachment and exhibit.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assigns.

(j)	A promise on the part of 2 or more persons binds them jointly and severally.

(k)	A reference to an agreement other than these General Conditions includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(l)	A reference to liquidation or insolvency includes appointment of an administrator, compromise arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

(m)	No provision will be construed adversely to a party because that party was responsible for the preparation of these General Conditions or that provision.

(n)	A reference to a body, other than a party to a Refining Agreement (including an institute, association or authority), whether statutory or not:
(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

1.3	Interpretation of inclusive expressions

Specifying anything in these General Conditions after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2.	Term

(a)	A Refining Agreement commences on the Commencement Date and continues until it is terminated by either party in accordance with clause 21.

(b)	During the Term, the Refiner may annually review each charge specified in a Refining Agreement and increase any charge specified in that Refining Agreement, provided that the first such review shall take place on the second anniversary of the Commencement Date.

(c)	If the Refiner increases a charge specified in a Refining Agreement under clause 2(b):
(i)	the Refiner must promptly give the Company notice of the increase in the relevant charge; and

(ii)	the increase in the relevant charge will take effect 45 days after the date of the Refiner’s notice of the increase in the relevant charge.
3.	The Services

During the Term, the Refiner must perform the Services for the Company in accordance with the terms of these General Conditions and the Operations Schedule (including any Special Conditions).

4.	Packing

(a)	The Company must pack, or ensure that the Transport Provider packs, Doré bars for delivery to the Delivery Location individually or in pairs in containers acceptable to the Refiner.

(b)	The containers in which the Doré bars are packed under clause 4(a) must at a minimum be:
(i)	securely sealed using seals with unique seal numbers (“Seal Numbers”);

(ii)	locked; and

(iii)	clearly addressed to the Refining Location.

(c)	The Refiner must ensure that the Transport Provider supplies the Company (for valuable consideration) packing containers acceptable to the Refiner in order that the Company may discharge its obligations under cluse 4(a).

5.	Delivery

5.1	Place and time

(a)	During the Term, the Company must deliver all Doré produced by the Company’s operations:
(i)	packed in accordance with clause 4;

(ii)	on a Business Day between agreed hours;

(iii)	at the Delivery Location. If the Delivery Location is the gold room located at the Company’s Operations, the Company must deliver Doré to the Transport Provider. If the Delivery Location is the Refining Location, the Company must deliver Doré to the Refiner.
(b)	The Company must use reasonable endeavours to deliver Doré in accordance with clause 5.1 (a) once a week but may do so more or less frequently as the need arises.

(c)	In performing its obligations in relation to Delivery and in so far as they are applicable, the Refiner must at all times comply with, and ensure that its employees, contractors (including the Transport Provider) and agents comply with, the Company’s policies and procedures as in force from time to time, including equal opportunity, occupation health and safety, security and environmental policies and procedures (copies of which are available upon request).

5.2	Delivery receipt

(a)	For each delivery of Doré made by the Company to the Transport Provider under clause 5.1, the Company must ensure that the Transport Provider gives to the Company a receipt which confirms that the Transport Provider has taken delivery of that Doré and states the following information:
(i)	the number of containers of Doré;

(ii)	the number of bars of Doré;

(iii)	the identification number for each bar of Doré;

(iv)	the net weight of Doré;

(v)	the estimated value of the Doré;

(vi)	the dispatch number;

(vii)	the place where the Transport Provider collected the Doré;

(viii)	the date and time on which the Transport Provider collected the Doré; and

(ix)	the Doré’s destination, being the Refining Location.
5.3	Delivery notice

(a)	On each day that the Company delivers Doré to the Transport Provider or the Refiner (as applicable) at the Delivery Location, the Company must send the Refiner by fax:
(i)	the Mine Certificate for the Doré being delivered that day; and

(ii)	a notice stating the following information regarding the Doré being delivered that day:
A.	the number of containers of Doré;

B.	the Seal Numbers for each container of Doré;

C.	the total weight of the containers and Doré;

D.	the net weight of the Doré;

E.	the weight of each Doré bar; and

F.	any information that the Refiner notifies the Company must be included in the notice from time to time
(collectively the “Delivery Notice”).

6.	Weighing

6.1	Refiner must weigh

Upon the Refiner accepting a delivery of Doré at the Refining Location, the Refiner must promptly weigh and record the weight for each Doré bar in the delivery of Doré.

The Company may be represented during the weighing, melting and sampling operations at its own cost. The Company must notify the Refiner of the name of its representative prior to the delivery of the Doré to the Refining Location.

6.2	Differences in recorded weight

(a)	If the Refiner’s recorded weight for a Doré bar varies by more than 0.025% from the weight for that Doré bar stated in the Company’s Delivery Notice, the Refiner must promptly send a notice to the Company by fax stating:
(i)	the relevant Doré bar’s identification number;

(ii)	the weight stated in the Company’s Delivery Notice for the Doré bar; and

(iii)	the Refiner’s recorded weight for that Doré bar.
(b)	If the Refiner gives the Company a notice under clause 6.2(a) and the Refiner and the Company cannot agree on the weight of the relevant Doré bar within 2 Business Days of the date of the Refiner’s notice, then subject to the process in clause 6.2(d) being followed:
(i)	the Refiner must make the relevant Doré bar available at the Refining Location for the Company to collect; and

(ii)	the Company must collect that Doré bar at the Company’s expense within 7 Business Days of the date of the Refiner’s notice.
(c)	If the Company fails to collect the relevant Doré bar within the time specified in clause 6.2(b), the Refiner will arrange for that Doré bar to be stored at the Company’s expense.

(d)	If the Refiner gives the Company a notice under clause 6.2(a) and the Refiner and the Company cannot agree on the weight in dispute, the Parties within 2 Business Days of such notice will appoint a person to independently weigh the Shipment or the relevant Doré bar. The independent person used to weigh the Doré in dispute must use appropriate instruments to perform the measurement of weight, including scales that are properly calibrated to industry standard fixed weights.

(e)	The weight determined by such an independent weighing will be binding on the Parties unless otherwise agreed by the parties.

(f)	The costs of such an independent weighing will be borne by either:
(i)	the Company, if the weight advised by the Company varies from the independently determined weight by a greater amount than the Refiner’s determination varies from that weight; or

(ii)	the Refiner, if the Refiner’s determination varies from the independently determined weight by a greater amount than the weight advised by the Company varies from that weight.
7.	Melting

(a)	Subject to clause 7(b), within 3 Business Days of accepting a delivery of Dore the Refiner will conduct a Melt or Melts weighing up to 2000 ounces of Doré.

(b)	The Company may request the Refiner to conduct a specific number of Melts for a delivery of Doré, provided that each Melt must weigh between 1 ounce and 2000 ounces of Doré.

(c)	The Refiner must conduct the number of Melts requested by the Company under clause 7(b).

8.	Sampling

8.1	Refiner must take samples

From each Melt conducted in respect of a delivery of Doré, the Refiner must take four samples of approximately five grams each (“Samples”).

8.2	Distribution and storage of samples

(a)	For each set of Samples, the Refiner must:
(i)	use two Samples to conduct an assay in accordance with clause 10.1 (Refiner Samples);

(ii)	seal, clearly identify and securely store one Sample for the Company to conduct an assay in accordance with clause 10.2 (Company Sample);

(iii)	seal, clearly identify and securely store one Sample for an Umpire to conduct an assay, if required, in accordance with clause 10.3 (Umpire Sample); and

(iv)	record the weight of each Sample.
(b)	Title to the Refiner Samples and the Umpire Sample passes to the Refiner upon Outturn.

(c)	If the Company exercises its rights under clause 10.2 to conduct an assay on a Company Sample, title to that Company Sample remains with the Company upon determination of the Final Assay Results for the relevant Melt.

(d)	If the Company does not exercise its rights under clause 10.2 to conduct an assay on a Company Sample:
(i)	the Refiner must promptly credit the Metal Account with an amount of Fine Metal determined by reference to the weight of the Company Sample and Umpire Sample and the Refiner’s Assay Results for the relevant Melt as the Fine Metal content of the Company Sample and Umpire Sample; and

(ii)	title to that Company Sample and Umpire Sample passes to the Refiner upon the Refiner crediting the Metal Account with Fine Metal in accordance with clause 8.2(d)(i).
(e)	If the Umpire conducts an assay on an Umpire Sample in accordance with clause 10.3, the Refiner may debit the Metal Account with an amount of Fine Metal determined by reference to the weight of the Umpire Sample and the Final Assay Results for the relevant Melt as the Fine Metal content of the Umpire Sample.

9.	Company’s Representative

(a)	The Company’s Representative may (at the Company’s expense) be present during:

(i)	weighing under clause 6;

(ii)	melting under clause 7; and

(iii)	sampling under clause 8.
(b)	If the Company’s Representative is present at weighing, Melting or sampling under clause 9(a), the Company’s Representative must comply with all of the Refiner’s site rules for the Refinery including in relation to safety and security.

10.	Assays and Final Assay Results

10.1	Refiner must conduct assay

(a)	Within 3 Business Days of accepting a delivery of Doré, the Refiner must for each Melt conducted in respect of that delivery of Doré use the Refiner Samples to conduct an assay.

(b)	The Refiner must provide the Company with a copy of the Refiner’s Assay Results for the Refiner Sample within 5 Business Days of the Refiner accepting the delivery of Doré as referred to in paragraph 10.1(a) above.

(c)	The Company must pay the Refiner the Assay Fee for each assay that the Refiner conducts under clause 10.1(a).

10.2	Company may conduct assay

(a)	Within 5 Business Days of receipt of the Refiner’s Assay Results, the Company may give notice to the Refiner that it wishes to conduct an assay on a Company Sample in respect of a Melt conducted for that delivery of Doré (at a laboratory of the Company’s choice).

(b)	Where the Refiner receives a notice from the Company under clause 10.2(a), the Refiner must make the relevant Company Sample available at the Refining Location for the Company to collect at the Company’s expense.

(c)	The Company must notify the Refiner of the Company’s assay results for the Company Sample as soon as practicable.

(d)	If the Refiner’s Assay Results and the Company’s assay results for the Company Sample are within the Splitting Limits, then the Refiner’s Assay Results will be the Final Assay Results in respect of the relevant Melt.

(e)	If the Refiner’s Assay Results and the Company’s assay results for the Company Sample are outside the Splitting Limits, then in respect of the relevant Melt:
(i)	the parties may agree that the Final Assay Results will be the mean of the Refiner’s Assay Results and the Company’s assay results for the Company Sample; or

(ii)	the Refiner or the Company may request an Umpire to conduct an assay on the Umpire Sample for that Melt.
(f)	If the Company does not give notice to the Refiner in accordance with clause 10.2(a), the Refiner’s Assay Results will be the Final Assay Results.

10.3	Where Umpire conducts assay

(a)	If the Umpire conducts an assay on an Umpire Sample following a request by the Refiner or the Company under clause 10.2(e)(ii), the Final Assay Results in respect of the relevant Melt will be:
(i)	if the Refiner’s Assay Results are closer to the Umpire’s assay results than the Company’s assay results, the Refiner’s Assay Results;

(ii)	if the Company’s assay results are closer to the Umpire’s assay than the Refiner’s Assay Results, the Company’s assay results; or

(iii)	if the Umpire’s assay results are the mean of the Refiner’s Assay Results and the Company’s assay results, the Umpire’s assay results.
(b)	If clause 10.3(a)(i) applies, the Company must pay the Umpire’s costs.

(c)	If clause 10.3(a)(ii) applies, the Refiner must pay the Umpire’s costs.

(d)	If clause 10.3(a)(iii) applies, the Company and the Refiner must equally bear the Umpire’s costs.

11.	Acceptance

(a)	If:
(i)	Doré received by the Refiner at the Refining Location does not meet the Specifications; or

(ii)	the Refiner otherwise considers that the Doré is unsuitable for refining,

(iii)	the Refiner may refuse to accept that Doré.
(b)	The Refiner must promptly give notice to the Company if it refuses to accept Doré under clause 11(a).

(c)	If the Refiner gives a notice to the Company under clause 11(b):
(i)	the Refiner must make the relevant Doré available at the Refining Location for the Company to collect; and

(ii)	the Company must collect that Doré at the Company’s expense within 5 Business Days of receiving the Refiner’s notice under clause 11(b).
(d)	If the Company fails to collect the relevant Doré within the time specified in clause 11(c)(ii), the Refiner will arrange for that Doré to be stored at the Company’s expense.

12.	Use of Doré

The Refiner may refine any delivery of Doré it receives at the Refining Location immediately after weighing, Melting, sampling and assay is completed for that delivery of Doré in accordance with clauses 6, 7, 8 and 10.1 respectively.

13.	Return of metals

The Refiner must return to the Company not less than:
(i)	99.9% of Fine Gold from each Melt conducted in respect of a delivery of Doré in accordance with clause 14.2; and

(ii)	99% of Fine Silver from each Melt conducted in respect of a delivery of Doré in accordance with clause 14.3.
14.	Outturn

14.1	Initial Outturn

(a)	Within 3 Business Days of accepting a delivery of Doré, the Refiner must for each Melt conducted in respect of that delivery of Doré credit the Metal Account with an amount of Fine

Metal determined by reference to the Final Weight and the Refiner’s Assay Results as the Fine Metal content for that Melt (“Initial Outturn”).

(b)	On the same day that the Refiner credits Fine Metal to the Metal Account under clause 14.1(a), the Refiner must send a statement by fax to the Company setting out for each Melt conducted in respect of the relevant delivery of Doré:
(i)	the Final Weight;

(ii)	the Refiner’s Assay Results;

(iii)	the Initial Outturn; and

(iv)	the basis on which the Refiner has determined the Initial Outturn,
(“Outturn Statement”).

14.2	Refiner must purchase or swap Outturned Fine Gold

(a)	Promptly after receiving the Outturn Statement in respect of a delivery of Doré, the Company must give the Refiner notice stating whether the Company wishes the Refiner to:
(i)	purchase the Outturned Fine Gold in accordance with clause 14.2(b); or

(ii)	swap the Outturned Fine Gold in accordance with clause 14.2(c).
(b)	If the Company gives a notice under clause 14.2(a)(i), the Refiner must purchase the Outturned Fine Gold for the Gold Price on the same day as the notice and then deposit the relevant amount into the Company’s nominated bank account within 2 Business Days of the date of the Company’s notice.

(c)	If the Company gives a notice under clause 14.2(a)(ii):
(i)	the Refiner must debit the Metal Account for the Outturned Fine Gold and credit the Company’s London metals account with the Outturned Fine Gold; and

(ii)	the Company must pay the Refiner the Swap Fee.
14.3	Refiner must purchase Outturned Fine Silver

(a)	At the request of the Company (at the Company’s absolute discretion), the Refiner must purchase the Outturned Fine Silver that the Refiner has credited to the Metal Account for the Silver Price and deposit the relevant amount into the Company’s nominated bank account within 2 Business Days of the date of the Company’s notice.

14.4	Adjustments to Initial Outturn

(a)	If the Company exercises its rights under clause 10.2 and the Final Assay Results are not the Refiner’s Assay Results for a Melt, the Refiner must determine the Fine Metal content of that Melt by reference to the Final Weight and Final Assay Results for that Melt (Final Outturn).

(b)	If the Initial Outturn and the Final Outturn for a Melt differ, the Refiner must adjust the amount of Fine Metal credited to the Metal Account under clause 14.1(a) by crediting or debiting from the Metal Account an Adjustment Amount determined on the following basis:

Adjustment Amount = Final Outturn — Initial Outturn

where:
(i)	the Adjustment Amount may be negative or positive;

(ii)	if the Adjustment Amount is positive, the Refiner must credit to the Metal Account an amount of Fine Metal equal to the Adjustment Amount; and

(iii)	if the Adjustment Amount is negative, the Refiner must debit from the Metal Account an amount of Fine Metal equal to the Adjustment Amount.

(c)	If the Refiner credits Fine Gold to the Metal Account in accordance with clause 14.4(b) the Refiner must, as required by the Company:
(i)	purchase that Fine Gold for the Gold Price and deposit the relevant amount into the Company’s nominated bank account; or

(ii)	debit the Metal Account for that Fine Gold and credit the Company’s London metals account with that Fine Gold in return for the Company paying the Refiner the Swap Fee.
(d)	If the Refiner credits Fine Silver to the Metal Account in accordance with clause 14.4(b) then at the request of the Company (at the Company’s absolute discretion) the Refiner must purchase that Fine Silver for the Silver Price and deposit the relevant amount in the Company’s nominated bank account.

(e)	If:
(i)	the Refiner debits Fine Metal from the Metal Account under clause 14.4(b) or clause 8.2(e); and

(ii)	there is insufficient Fine Metal credited to the Metal Account for the Refiner to recover the amount of Fine Metal that it has debited, the Refiner may invoice the Company for an amount equal to the cost of purchasing the amount of Fine Metal that it has debited at the Gold Price or Silver Price (as applicable). The Company must pay such an invoice within 14 days from the date of the invoice.
15.	Refining Charges

(a)	Within 10 Business Days of the end of each month (“Billing Period”), the Refiner must issue to the Company an account for the Refining Charges and, if applicable, the Assay Fees (“Account”).

(b)	In addition to the Refining Charges and the Assay Fees for the relevant Billing Period, an Account may include:
(i)	any unbilled Refining Charges or Assay Fees for a previous Billing Period;

(ii)	an adjustment to the Refining Charges or Assay Fees for a previous Billing Period; or

(iii)	both of the above.
(c)	The Company must pay an Account in full within 30 days from the date of receipt of the Account (“Due Date”).

(d)	Any amounts unpaid by the Company by the Due Date will accrue interest at the Interest Rate from the Due Date until paid in full with all interest accrued.

(e)	If the Company disputes an Account, the Company must give the Refiner written notice of this and pay the undisputed portion (if any) of the Account by the Due Date for that Account. Upon resolution of the dispute under clause 23, the Customer must pay the amount agreed or determined to be paid by the Customer (if any) to the Refiner plus interest at the Interest Rate from the Due Date of the original Account until paid in full with all interest accrued.

16.	Transportation of Doré

16.1	Transport Provider

(a)	The Refiner must appoint a suitable and appropriate transport company to act as the Transport Provider, which will be the entity specified in item 5 of the Operations Schedule.

(b)	The Refiner may elect to appoint an alternative transport provider subject to the notification of and wherever practicable, written consent from the Company to any such alternative provider.

(c)	When the Delivery Location is anywhere other than the Refining Location, the Refiner is responsible for its contractual relationship with the Transport Provider in order to ensure delivery of Doré.

16.2	Transportation costs

(a)	Subject to the following, the Refiner may charge the Company all reasonable costs associated with the Transport Provider.

(b)	The Refiner must provide the Company with sufficient detail as the Company requests regarding the costs of the Transport Provider to ensure those costs remain reasonable. Without limiting this obligation, this includes the provision of a valid tax invoice if required.

(c)	Upon written request by the Company, the Refiner must seek formal bids from a number of transport companies (minimum of 2) that are capable of providing secure transport services as are required under this agreement. Bids are to be sought by a formal tender process in which the Company is to be given the ability to assist in evaluation and ultimate selection of transport provider. Without limiting this clause, at its election, the Company may also conduct a tender process to identify an alternative transport provider, if the Company wishes to change Transport Providers to another not listed the Schedule this agreement will be amended so that the Delivery Location changes to the Refinery Location rather the Gold Room.

(d)	The Refiner must obtain written consent from the Company (which shall not be unreasonably withheld) before any transportation costs are varied or increased.

16.3	Delivery routes

The Refiner and the Company must cooperate in good faith to agree upon the most efficient, cost effective and secure route for the Transport Provider to follow in order to deliver the Doré from the Delivery Location to the Refining Location.

17.	Title, risk and liability

17.1	Title

Title to Doré passes from the Company to the Refiner at Outturn.

17.2	Risk

Subject to clause 17.3, the Refiner bears the risk for the Doré from when it is delivered by the Company to the Transport Provider or the Refiner at the Delivery Location in accordance with clause 5.

17.3	Liability

(a)	If a delivery of Doré is damaged or lost while it is being transported from the Delivery Location to the Refining Location, the Refiner is only liable for the loss or damage to that delivery of Doré if:
(i)	the Doré has been packed in accordance with clause 4 (including the affixing of a uniquely numbered seal); and

(ii)	the container holding the Doré is delivered in accordance with clause 5.1, but either fails to arrive at the Refining Location or any container shows signs of tampering or damage upon arrival at the Refining Location.
(b)	The Refiner is not liable for any loss suffered by the Company if the loss results from:
(i)	an act of terrorism, war, civil war, revolution, rebellion, insurrection, or civil strife arising from those things, or any hostile act by or against a belligerent power;

(ii)	capture, seizure, arrest, restraint or detainment, arising from risks described in clause 17.3(b)(i), and the consequences of those things or any attempt at those things;

(iii)	ionising radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel;

(iv)	the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component of those things; or

(v)	any weapon of war employing atomic or nuclear fission or fusion or both or other like reaction or radioactive force or matter.
(c)	Neither party is in any circumstances to be liable to the other party for an indirect loss or any indirect damage however caused, including any consequential loss or damage, loss of (or loss of anticipated) use, production, revenue, income, profits, business and savings or business interruption whether or not the indirect loss or indirect damage was foreseeable.

17.4	Procedure on loss of Doré

(a)	If risk in Doré has passed to the Refiner in accordance with clause 17.2 and that Doré is lost for any reason (“Lost Doré”) the Refiner must:
(i)	immediately notify the Company of the loss;

(ii)	determine the amount of Fine Metal comprised in the Lost Doré based on the Final Assay Results if the Final Assay Results are available or based on the Mine Certificate if the Final Assay Results are not available; and

(iii)	replace the Fine Metal comprised in the Lost Dore in the amounts determined in accordance with clause 17.4(a)(ii) as soon as is practicable but in any event no later than 5 days after the loss is identified by the Refiner.
(b)	The Refiner’s liability in respect of Lost Dore is limited to that set out in this clause 17.4.

18.	Insurance

(a)	The Refiner must obtain and maintain insurance policies with a reputable insurance company (or companies) to protect its obligations under a Refining Agreement including but not limited to the following:
(i)	Insurance of Dore until Outturn;
(b)	Upon reasonable request by the Company, the Refiner must provide evidence that the insurance policy required under clause 18(a) is in effect.

19.	Financier undertakings

Where the Company requests the Refiner to enter into an undertaking in favour of the Company’s debt financier, the Refiner will enter into an undertaking in the form set out in Annexure 1.

20.	Force Majeure

20.1	Suspension of obligations

If a party is prevented from performing its obligations under a Refining Agreement by a Force Majeure Event, performance of those obligations is suspended to the extent that performance is prevented by the Force Majeure Event.

20.2	Reasonable steps

Clause 20.1 does not apply if the party seeking to rely upon it did not take reasonable steps to avoid the occurrence of the Force Majeure Event.

20.3	Notice

The party seeking to rely on clause 20.1 must:
(i)	notify the other party promptly after it becomes aware of any Force Majeure Event that may affect that party’s ability to perform its obligation and the steps taken to remedy it; and

(ii)	keep the other party informed regarding the estimated duration of the Force Majeure Event.
20.4	Reasonable diligence to overcome

(a)	The party affected by the Force Majeure Event must use all reasonable endeavours to overcome the effect of the Force Majeure Event as quickly as possible. (Comment: Not required — superfluous)

(b)	Clause 20.4(a) does not require the settlement of strikes, lockouts or other labour disputes on terms, or the meeting of any claims or demands of any government in a manner, contrary to the wishes of the party affected by the Force Majeure Event.

20.5	Payment of money

No Force Majeure Event, however occurring, affects the obligations of any party to make a payment when that payment falls due.

20.6	Termination for continued Force Majeure

If a Force Majeure Event subsists and is not overcome after a period of 90 days, then either party may terminate this agreement without any penalty and the other party will not be entitled to any additional compensation as a result.

21.	Default and termination

21.1	Termination on notice

(a)	Subject to clause 21.1(b), either party may terminate a Refining Agreement by giving 60 days notice to the other party.

(b)	Neither party may terminate a Refining Agreement under clause 21.1(a) during the first 12 months of the Term of that Refining Agreement, other than for a Financial or Non-Financial Default.

21.2	Termination or suspension for Insolvency Event

A party may by notice terminate or suspend a Refining Agreement where the other party suffers an Insolvency Event.

21.3	Termination or suspension for default

(a)	Where:
(i)	a party (the “Defaulting Party”) commits a Financial Default or a Non-Financial Default; and

(ii)	the other party (the “Non-Defaulting Party”) gives notice to the Defaulting Party requiring the Defaulting Party to remedy the Financial Default or Non-Financial Default (“Default Remedy Notice”); and

(iii)	the Defaulting Party fails to remedy the Financial Default or Non-Financial Default within the Cure Period, the Non-Defaulting Party may suspend or terminate a Refining Agreement by giving notice to the Defaulting Party (“Termination Notice”).
(b)	The Defaulting Party must, upon written demand, reimburse the Non-Defaulting Party for all costs, charges and expenses (including solicitor costs on an indemnity basis) incurred by the Non-Defaulting Party in preparing and serving a Default Remedy Notice or Termination Notice or both.

21.4	Cure Period

(a)	For the purposes of clause 21.3:
(i)	the Cure Period for a Financial Default is 3 Business Days; and

(ii)	the Cure Period for a Non-Financial Default is 10 Business Days.
21.5	Suspension does not prejudice right to terminate

If a party chooses to suspend a Refining Agreement under clause 21.2 or 21.3, that choice will not prejudice that party’s right to terminate a Refining Agreement under clause 21.2 or 21.3.

21.6	Rights preserved

The suspension or termination of a Refining Agreement does not affect any rights of the parties against one another in respect of any act, omission, matter or thing occurring under a Refining Agreement before that suspension or termination.

22.	Change in Law

(a)	If the Refiner’s costs of performing the Services under a Refining Agreement are increased because of a Change in Law, the Refiner may increase the Refining Charges by an equal amount with effect from the date that the Change in Law takes effect.

(b)	The Refiner will provide the Company with reasonable information for the Company to verify the impact of the Change in Law on the Refiner’s business.

23.	Dispute resolution

(a)	If a dispute between the parties arises in relation to a Refining Agreement, the parties must use their best endeavours to resolve that dispute at the level where it arises.

(b)	If the parties fail to resolve the dispute in accordance with clause 23(a) within 5 Business Days of the dispute arising, the dispute must be referred to the parties’ respective chief executive officers.

(c)	If the parties’ respective chief executive officers cannot resolve the dispute within 5 Business Days of the dispute being referred to them, either party may commence court proceedings in relation to the dispute.

(d)	Unless a party to a Refining Agreement has complied with this clause 23, a party must not commence court proceedings in relation to any dispute which arises in relation to a Refining Agreement.

24.	Confidentiality

(a)	Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to the other party or its business (which is disclosed to the recipient by the other party, its representatives or advisers) or a Refining Agreement other than to the extent that:

(i)	the information is in the public domain as at the date of a Refining Agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(ii)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its Related Bodies Corporate are listed, provided that the recipient has consulted with the provider of the information as to the form and content of the disclosure;

(iii)	the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisors to the extent necessary to enable the recipient to properly perform its obligations under a Refining Agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(iv)	the disclosure is required for use in legal proceedings regarding a Refining Agreement; or

(v)	the party to whom the information relates has consented in writing before the disclosure.
(b)	Each recipient must ensure that it’s directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the recipient’s obligations under clause 24(a).

25.	Costs and expenses

(a)	Unless otherwise provided for in a Refining Agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of that Refining Agreement and any other agreement or document entered into or signed under that Refining Agreement.

(b)	Any action to be taken by the Refiner or the Company in performing its obligations under a Refining Agreement must be taken at its own cost and expense unless otherwise provided in that Refining Agreement.

26.	Taxes — GST and Withholding

26.1	Definitions

Words or expressions used in this clause which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and related imposition Acts have the same meaning in this clause.

26.2	GST Exclusive Consideration

(a)	Any consideration to be paid or provided for a supply made under or in connection with a Refining Agreement, unless specifically described in the Refining Agreement as “GST inclusive”, does not include an amount on account of GST.

(b)	Despite any other provision in a Refining Agreement, if a party (“Supplier”) makes a supply under or in connection with the Refining Agreement on which GST is imposed to any extent (not being a supply the consideration for which is specifically described in the Refining Agreement as “GST inclusive”):
(i)	The consideration payable or to be provided for that supply under the Contract is increased by, and the recipient of the supply (“Recipient”) must also pay to the Supplier, an amount equal to the GST payable by the Supplier on that supply;

(ii)	The amount by which the GST exclusive consideration is increased must be paid to the Supplier by the Recipient at the same time as the GST exclusive consideration is payable or to be provided; and

(iii)	Notwithstanding any other provision of the Refining Agreement, the Recipient is not required to pay any amount unless it has received a valid tax invoice (or valid adjustment note) for that taxable supply.
26.3	Reimbursements

If a payment to a party under the Refining Agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment must be reduced by the amount of any input tax credit to which that party is entitled for that loss, cost or expense. That party is assumed to be entitled to a full input tax credit unless it proves, before the date on which the payment must be made, that its entitlement is otherwise.

26.4	Adjustment Events

If, at any time, an adjustment event arises in respect of any supply made by a party under the Refining Agreement, a corresponding adjustment must be made between the parties. Payments to give effect to the adjustment must be made between the parties and the Supplier must issue a valid adjustment note in relation to the adjustment event.

26.5	GST Group

If a party is member of a GST group, references to GST which the party must pay and to input tax credits to which the party is entitled, include GST which the representative member of the GST group must pay and input tax credits to which the representative member of the group is entitled.

26.6	No Merger

This clause does not merge on completion or termination of a Refining Agreement.

27.	Notices

27.1	How and where Notices may be sent

A notice or other communication under a Refining Agreement (“Notice”) must be in legible writing and in English and delivered by hand or sent by pre-paid post or fax to a party at the address or the fax number for that party as set out in item 15 of the Operation Schedule (or as otherwise specified by a party by Notice):

27.2	When Notices are taken to have been given and received

(a)	A Notice sent by post from Australia for delivery within Australia is regarded as given and received on the second Business Day following the date of postage.

(b)	A Notice sent by post using international airmail by or to a party located outside Australia is regarded as given and received on the sixth Business Day following the date of postage.

(c)	A fax is regarded as given and received on production of a transmission report by the machine from which the fax was sent which indicates that the fax was sent in its entirety to the recipient’s fax number, unless the recipient informs the sender that the Notice is illegible or incomplete within 4 hours of it being transmitted.

(d)	A Notice delivered or received other than on a Business Day or after 4.00pm (recipient’s time) is regarded as received at 9.00am on the following Business Day and a Notice delivered or received before 9.00am (recipient’s time) is regarded as received at 9.00am.

28.	General

28.1	Governing law and jurisdiction

(a)	Each Refining Agreement is governed by the laws in force in Western Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with a Refining Agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

28.2	Invalidity and enforceability

(a)	If any provision of a Refining Agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 28.2(a) does not apply where enforcement of the provision of the agreement in accordance with clause 28.2(a) would materially affect the nature or effect of the parties’ obligations under a Refining Agreement.

28.3	Waiver

No party to a Refining Agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 28.3 are set out below.

Term	Meaning

conduct	includes any dealing in the exercise of a right.

right	any right arising under or in connection with a Refining Agreement and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.
28.4	Variation

A variation of any term of a Refining Agreement must be in writing and signed by the parties.

28.5	Assignment of rights

(a)	Rights arising out of or under a Refining Agreement are not assignable by a party without the prior written consent of the other party. A party may not unreasonably withhold its consent.

(b)	A breach of clause 28.5(a) by a party entitles the other party to terminate a Refining Agreement.

(c)	Clause 28.5(b) does not affect the construction of any other part of a Refining Agreement.

28.6	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to a Refining Agreement and the transactions contemplated by it.

28.7	Entire agreement

This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

28.8	Set Off

Either party may, at any time, deduct from any amount due or becoming due to the other party under this agreement all debts and amounts due from the other party under or in connection with this agreement. This includes the reconciliation of the Metal Account.

28.9	No reliance

Neither party has relied on any statement by the other party not expressly included in a Refining Agreement.

28.10	Counterparts

This agreement may be executed in any number of counterparts.

28.11	Relationship of the parties

Nothing in a Refining Agreement gives a party authority to bind any other party in any way. Nothing in a Refining Agreement imposes any fiduciary duties on a party in relation to any other party.

Annexure 1 to General Conditions
FORM OF UNDERTAKING
[Date]

AGR Matthey ABN 33 824 096 614 (a partnership between Western Australian Mint ABN 44 590 221 751, Australian Gold Alliance Pty Ltd ABN 67 095 743 703 and Johnson Matthey (Aust.) Ltd ABN 62 004 146 838) (AGR Matthey)

[Insert financier details]
1.	Irrevocable authority and direction

1.1	Background

(a)	AGR Matthey has agreed to refine all Doré mined from the [insert project] in [insert location] on behalf of [insert company] (Company) on the terms set out in the Refining Agreement dated [insert date] between the Company and AGR Matthey (Refining Agreement).

(b)	The Company has granted in favour of [insert financier] a [insert security eg. fixed and floating charge and mortgage] dated [insert date] (Charge). The Charge secures all of the Company’s assets and undertakings including its right title and interest in any gold produced by the Company and the Refining Agreement.

(c)	Capitalised terms in this letter which are not defined have the meaning given in the Refining Agreement.

1.2	Authorities and directions

(a)	AGR Matthey consents to the existence of the Charge and agrees with the [insert financier] that the existence of the Charge does not constitute a breach or default by the Company under the Refining Agreement.

(b)	The Company irrevocably authorises and directs AGR Matthey to credit Fine Gold returned from the Doré delivered by the Company to the Refiner to [insert metal account details] (Gold Account).

(c)	AGR Matthey agrees to act in accordance with the authority and direction described in paragraph 2(b).

1.3	General

(a)	The authority and direction described in paragraph 2(b) continues in effect until the payment of all [Secured Moneys] (as defined in the Charge).

(b)	This letter is governed by the laws of Western Australia.

(c)	Any notice or other communication to or by the Company, AGR Matthey or [insert financier] must be addressed as follows:

The Company:
Address:

Attention:

Facsimile:

The Financier:
Address:
Attention:
Facsimile:
AGR Matthey:
Address: Horrie Miller Drive
                NEWBURN WA 6104
Attention: Chief Executive Officer
Facsimile: (08) 9479 9909,
or as specified to the sender by a party by notice.

(d)	Each attorney who executes this letter declares that the attorney has no notice of the revocation of the power of attorney under the authority of which the attorney executes this letter.

(e)	By signing this letter where indicated below, AGR Matthey:
(i)	accepts the terms of this letter; and

(ii)	acknowledges that the irrevocable authority and direction referred to in paragraph 2(b) cannot be revoked or varied by the Company except with the written consent of [insert financier].
Yours sincerely,
[insert Company]

Director

Name (please print)

Signed for AGR Matthey by:

Witness	Authorised person

Name (please print)	Name (please print)
Signed for [insert financier] by its attorney in the presence of:

Witness	Attorney

Name (please print)	Name (please print)

     Master Refining Agreement
     Operation Schedule — Lihir Gold Limited

No.	Item	Detail

1.	Refiner	AGR Matthey

2.	Company	Lihir Gold Limited (ARBN 069 803 998) of Level 7, Pacific Place, Cnr Champion Parade and Musgrave Streets, Port Moresby, Papua New Guinea

3.	Operations	The gold operations carried out by the Company at Lihir Island

4.	Commencement Date	01 March 2008 (but refer to special conditions)

5.	Transport Provider	Group 4 Securicor or Brinks Australia

6.	Delivery Location	The gold room located at the Company’s Operations or as nominated by the Company from time to time.

7.	Umpire	Analytical Laboratory Services (“ALS”), Townsville — Queensland or Umpire Asset Laboratories Pty Ltd (“UAL”)

8.	Specifications	For a Doré bar:

• a weight of kilograms or less;

• an assay of equal to or more than % gold (Au);

• an assay of equal to or more than % silver (Ag); and

• contains no more than:

• % lead (Pb);

• % iron (Fe);

• % copper (Cu);

• % arsenic (As);

• % mercury (Hg);

• % nickel (Ni);

• % cadmium (Cd); or

• % selenium (Se)

9.	Base Gold Price	The London Base Metals Association London AM fix price for gold (or such other price as is agreed between the parties from time to time).

10.	Swap Fee	The amount determined in accordance with the swap matrix attached at Annexure 1.

11.	Base Silver Price	The London Base Metals Association London fix price for silver (or such other price as is agreed between the parties from time to time).

12.	Refining Charges	AUD per gross ounce

13.	Assay Fee	AUD per Melt

14.	Interest Rate	%

15.	Notice details	AGR Matthey
		Address:	Horrie Miller Drive,
Newburn, Western Australia 6104
		ATTN:	Andrew Strelein, CEO
		Phone:	(08) 9479 9909
		Fax:	(08) 9479 9901

No.	Item	Detail

Company
		Address:	Level 9, 500 Queen St, Brisbane, Queensland 4000
		ATTN:	Gary Ward, Treasury Manager
		Phone:	(07) 3318 3304
		Fax:	(07) 3318 3325

16.	Special Conditions	1. The Company agrees to pay an Environmental Service Fee of AUD per kilogram of contained non-precious metal.

2. The parties agree that this Operation Schedule supersedes and revokes all previous Operations Schedules as and from 1 August 2008.

Executed by Lihir Gold Limited (ARBN 069 803 998) by its duly authorised representative in the presence of a witness	) ) )

/s/ Michael Howard		/s/ Noel Foley

Signature of Witness		Signature of Authorised Representative

Michael Howard		Noel Foley

Name Printed		Name Printed

2/9/2008		Executive General Man.

Date		Position of Authorised Representative

Executed by AGR MATTHEY by its duly authorised representative in the presence of a witness	) ) )

/s/ Emily Keenan		/s/ John R Shephard

Signature of Witness		Signature of Authorised Representative

Emily Keenan		John R Shephard

Name Printed		Name Printed

12/9/08		Director/CEO

Date		Position of Authorised Representative

     Master Refining Agreement
     Operation Schedule — Lihir Gold Limited

No.	Item	Detail

1.	Refiner	AGR Matthey

2.	Company	Lihir Gold Limited (ARBN 069 803 998) of Level 7, Pacific Place, Cnr Champion Parade and Musgrave Streets, Port Moresby, Papua New Guinea

3.	Operations	The gold operations carried out by the Company at Lihir Island

4.	Commencement Date	01 March 2008 (but refer to special conditions)

5.	Transport Provider	Group 4 Securicor or Brinks Australia

6.	Delivery Location	The gold room located at the Company’s Operations or as nominated by the Company from time to time.

7.	Umpire	Analytical Laboratory Services (“ALS”), Townsville — Queensland or Umpire Asset Laboratories Pty Ltd (“UAL”)

8.	Specifications	For a Doré bar:

• a weight of kilograms or less;

• an assay of equal to or more than % gold (Au);

• an assay of equal to or more than % silver (Ag); and

• contains no more than:

• % lead (Pb);

• % iron (Fe);

• % copper (Cu);

• % arsenic (As);

• % mercury (Hg);

• % nickel (Ni);

• % cadmium (Cd); or

• % selenium (Se)

9.	Base Gold Price	The London Base Metals Association London AM fix price for gold (or such other price as is agreed between the parties from time to time).

10.	Swap Fee	The amount determined in accordance with the swap matrix attached at Annexure 1.

11.	Base Silver Price	The London Base Metals Association London fix price for silver (or such other price as is agreed between the parties from time to time).

12.	Refining Charges	AUD $ per gross ounce

13.	Assay Fee	AUD $ per Melt

14.	Interest Rate	%

15.	Notice details	AGR Matthey

Address:	Horrie Miller Drive,
Newburn, Western Australia 6104
ATTN:	Andrew Strelein, CEO
Phone:	(08) 9479 9909
Fax:	(08) 9479 9901

No.	Item	Detail

Company
		Address:	Level 9,
500 Queen St, Brisbane, Queensland 4000
		ATTN:	Gary Ward, Treasury Manager
		Phone:	(07) 3318 3304
		Fax:	(07) 3318 3325

16.	Special Conditions	1. The Company agrees to pay an Environmental Service Fee of AUD $ per kilogram of contained non-precious metal.

2. The parties agree that this Operation Schedule supersedes and revokes all previous Operations Schedules as and from 1 August 2008.

Executed by Ballarat Goldfields Pty Ltd (ABN 50 006 245 441) by its duly authorised representative in the presence of a witness	) ) )

/s/ Gary Ward		/s/ G. Folland

Signature of Witness		Signature of Authorised Representative

Gary Ward		G. Folland

Name Printed		Name Printed

26/8/08		GM Corp Devt

Date		Position of Authorised Representative

Executed by AGR MATTHEY by its duly authorised representative in the presence of a witness	) ) )

/s/ Emily Keenan		/s/ John R Shephard

Signature of Witness		Signature of Authorised Representative

Emily Keenan		John R Shephard

Name Printed		Name Printed

12/9/08		Director/CEO

Date		Position of Authorised Representative

     Master Refining Agreement
     Operation Schedule — Equigold NL (Mt Rawdon Operation)

No.	Item	Detail

1.	Refiner	AGR Matthey

2.	Company	Equigold NL (ABN 42 060 235 145), Level 9, 500 Queen St, BRISBANE 4000

3.	Operations	The gold operations carried out by the Company at Mt Rawdon near Mt Perry in Queensland

4.	Commencement Date	01 August 2008

5.	Transport Provider	Group 4 Securicor or Brinks Australia

6.	Delivery Location	The gold room located at the Company’s Operations or as nominated by the Company from time to time.

7.	Umpire	Analytical Laboratory Services (“ALS”), Townsville — Queensland or Umpire Assay Laboratories Pty Ltd (“UAL”)

8.	Specifications	For a Doré bar:

• a weight of kilograms or less;

• an assay of approximately to % gold (Au);

• an assay of approximately to % silver (Ag); and

contains no more than:

• % lead (Pb);

• % iron (Fe);

• % copper (Cu);

• % arsenic (As);

• % mercury (Hg);

• % nickel (Ni);

• % cadmium (Cd); or

• % selenium (Se)

9.	Base Gold Price	The London Base Metals Association London AM fix price for gold (or such other price as is agreed between the parties from time to time).

10.	Swap Fee	The amount determined in accordance with the swap matrix attached at Annexure 1.

11.	Base Silver Price	The London Base Metals Association London fix price for silver (or such other price as is agreed between the parties from time to time).

12.	Refining Charges	AUD $ per gross ounce

13.	Assay Fee	AUD $ per Melt

14.	Interest Rate	%

15.	Notice details	AGR Matthey
		Address:	Horrie Miller Drive,
Newburn, Western Australia 6104
		ATTN:	Andrew Strelein, CEO
		Phone:	(08) 9479 9909
		Fax:	(08) 9479 9901

No.	Item	Detail

Company
		Address:	Level 9,
500 Queen St, Brisbane, Queensland 4000
		ATTN:	Gary Ward, Treasury Manager
		Phone:	(07) 3318 3304
		Fax:	(07) 3318 3325

16.	Special Conditions	1. The Company agrees to pay an Environmental Service Fee of AUD per kilogram of contained non-precious metal.

Executed by Equigold NL (ABN 42 060 235 145) by its duly authorised representative in the presence of a witness	) ) )

/s/ Gary Ward		/s/ G. Folland

Signature of Witness		Signature of Authorised Representative

Gary Ward		G. Folland

Name Printed		Name Printed

26/8/08		GM Corp Devt

Date		Position of Authorised Representative

Executed by AGR MATTHEY by its duly authorised representative in the presence of a witness	) ) )

/s/ Emily Keenan		/s/ John R Shephard

Signature of Witness		Signature of Authorised Representative

Emily Keenan		John R Shephard

Name Printed		Name Printed

12/9/08		Director/CEO

Date		Position of Authorised Representative